234 Ninth Avenue North	T 206-624-3357
Seattle, WA	F 206-624-6857
98109	www.jonessoda.com

NEWS RELEASE

JONES SODA CO. ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS

October 26, 2005	Trading Symbol:	TSXVE OTC:	JSD JSDA

Seattle, Washington U.S.A. – Jones Soda Co. (the “Company” or “Jones”), today announced financial results for the third quarter ended September 30, 2005.

Net sales for the third quarter of fiscal 2005 increased 14.3% to $8,900,692 compared to $7,785,054 for the third quarter of fiscal 2004 and new licensing revenue for the third quarter was $266,967 compared to nil the prior year. Net income for the quarter increased to $846,286, or $0.04 per diluted share, versus net earnings of $404,443, or $0.02 per diluted share during the same period a year ago.

For the nine months ended September 30, 2005, net sales increased approximately 17.6% to $24,759,677 compared to $21,045,323 for the nine months ended September 30, 2004 and new licensing revenue for the nine month period was $600,758 compared to nil the prior year. Net income for the nine months ended September 30, 2005 was $702,781 or $0.03 per diluted share versus net earnings of $1,245,814, or $0.06 per diluted share during the same period a year ago.

Gross margin for the third quarter of 2005 was 34.8% compared to 34.9% for the third quarter of 2004. Operating expenses as a percentage of sales improved to 28.4% during the quarter compared to 29.7% for the corresponding period a year ago.

Peter van Stolk, President and C.E.O, commented, “We are extremely pleased with our third quarter results, which exceeded both internal and external expectations. Our strong performance was driven by solid revenue growth coupled with significant operating expense leverage, which allowed us to translate a 14% top-line gain into a 100% increase in earnings per share.”

“Throughout the summer we continued to make meaningful strides to broaden our distribution and expand our national presence,” continued Mr. van Stolk. “This included penetrating new markets in our core direct store distribution (DSD) business, improving our direct to retail (DTR) relationships, and improving our overall execution in order to better capitalize on our licensing agreement with Target. We also effectively controlled costs during the quarter, and this is reflected in our strong bottom line performance.”

Mr. van Stolk further commented, “We are particularly excited about the upcoming holiday selling season and our prospects for the remainder of fiscal 2005. The initial response to our special Halloween soda offering has been very positive and we expect another big season for our Jones Soda Holiday Pack. It is this dedication to fun, creativity and innovation that continues to separate Jones Soda from its peers and foster the emotional connection we have established with our consumers.”

Mr. van Stolk concluded, “Again, we are very pleased with our quarterly results and believe that the strategic investments we implemented earlier this year in sales and marketing have us well positioned for the future. We continue to focus on building our unique status in the marketplace and we remain committed to delivering long-term profitable growth and increased value to our shareholders.”

Headquartered in Seattle, Washington, Jones Soda Co. manufactures its Jones Soda, Jones Naturals, Jones Energy, Jones Organics and Whoopass brands and sells through its distribution network in select markets across North America and through several large national retail accounts. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

This press release contains forward-looking statements and projections concerning the Company’s plans, strategies, expectations, predictions and financial projections concerning the Company’s future activities and results of operations and other future events or conditions, and are ”forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “will”, “expect,” “believe,” “prospects”, “opportunities”, “look forward” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding potential growth opportunities and new product offerings, working capital and cash flow management, operating and marketing expenses and expense controls, future profitability and results of operations are forward looking. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the Company’s actual results of operations. These statements by the Company are subject to certain risks, including, among others, future demand for its products, competition from other businesses providing similar products, the ability to operate profitably and control expenses and the Company’s ability to successfully execute its business strategy. These and other risks and uncertainties are discussed in more detail in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.

(See attached Exhibits)

JONES SODA CO.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited — $US)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue	$8,900,692	$7,785,054	$24,759,677	$21,045,323
Cost of Goods Sold	5,807,208	5,068,073	16,366,799	13,765,735
Gross Profit	$3,093,484	$2,716,981	$8,392,878	$7,279,588
Gross Margin	34.8%	34.9%	33.9%	34.6%
Licensing Revenue	$266,967		$600,758
Operating Expenses:
Promotion and Selling	$1,765,594	$1,712,784	$5,938,483	$4,356,749
General & Admin.	691,276	542,444	2,201,964	1,546,854
Dep’n & Amortization	70,649	52,187	171,599	144,902
Non Cash Stock Compensation	—	4,939	5,745	14,780

	2,527,519	2,312,354	8,317,791	6,063,285

Earnings from Operations	832,932	404,627	675,845	1,216,303
Other income (expense)	13,354	(184)	26,936	29,511
Earnings	$846,286	$404,443	$702,781	$1,245,814

Earnings per share:
Basic	$0.04	$0.02	$0.03	$0.06
Diluted	$0.04	$0.02	$0.03	$0.06
Weighted average number of common stock:
Basic	21,491,906	20,747,761	21,347,209	20,483,068
Diluted	22,683,354	22,376,415	22,537,821	22,060,797

JONES SODA CO.
CONSOLIDATED BALANCE SHEET
($US)

	Sept. 30, 2005	Dec. 31, 2004
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$303,308	$333,533
Accounts Receivable	3,513,839	2,834,882
Inventory	4,931,303	3,550,595
Prepaid Expenses	212,873	399,779

	$8,961,323	$7,118,789
Capital Assets	715,903	682,439
Intangible Assets	50,127	49,444

	$9,727,353	$7,850,672

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Bank indebtedness	$110,000	$480,285
Accounts payable and accrued liabilities	3,624,685	2,745,602
Current portion of capital lease obligations	115,948	63,549
Current portion of deferred revenue	52,273	50,000
	$3,902,906	$3,339,436
Capital Lease Obligations	115,882	113,509
Deferred Revenue	12,500	50,000
Shareholders’ Equity	5,696,065	4,347,727

	$9,727,353	$7,850,672

For further information, contact:
Jennifer Cue, Jones Soda Co.
(206) 624-3357 or jencue@jonessoda.com

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